Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-8) and related reoffer prospectus of BioDelivery Sciences International, Inc., dated August 24, 2011, for the registration of 6,021,179 shares of its common stock, and to the incorporation by reference therein of our reports, dated March 10, 2011, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of BioDelivery Sciences International, Inc. and subsidiaries included in its Form10-K filed March 11, 2011 with the Securities and Exchange Commission.

/s/ Cherry, Bekaert & Holland, L.L.P.

Tampa, Florida

August 24, 2011